Exhibit 99.1

Karat Packaging Increases Net Sales Outlook for 2021 Third Quarter;

Provides Initial Outlook for Full Year 2021

CHINO, Calif, October 4, 2021 – Karat Packaging Inc. (Nasdaq: KRT), a specialty distributor and manufacturer of environmentally friendly disposable foodservice products and related items, today announced it expects net sales for the 2021 third quarter to be in the range of $102 million to $103 million, compared with $76.3 million in the prior year period. The company also expects net sales for the full year ended December 31, 2021 to be in the range of $365 million to $368 million, compared with $295.5 million for the full year 2020.

“We had a solid end to the third quarter, with September demand surpassing expectations,” said Alan Yu, chief executive officer. “Orders are strong into October, and we expect this to continue throughout the remainder of the year.”

Karat expects to report full 2021 third quarter financial results the week of November 8, 2021.

About Karat Packaging Inc.

Karat Packaging Inc. is a specialty distributor and manufacturer of a wide range of environmentally friendly, disposable foodservice products and related items, primarily used by national and regional restaurants and in foodservice settings throughout the United States. Its products include food and take-out containers, bags, tableware, cups, lids, cutlery, straws, specialty beverage ingredients, equipment, gloves and other products. The Company’s eco-friendly Karat Earth® line offers quality, sustainably focused products that are made from renewable resources. Karat Packaging also offers customized solutions, including new product development and design, printing, and logistics services.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including net sales expectations for the 2021 third quarter and full year and continuation of strong orders throughout the remainder of the year. Such forward-looking statements are subject to numerous conditions, many of which are beyond the control of the company, including those set forth in the Risk Factors section of the company’s final prospectus for the initial public offering filed with the SEC on April 16, 2021. Copies are available on the SEC’s website at www.sec.gov. Karat Packaging undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Relations and Media Contacts:

PondelWilkinson Inc.

Judy Lin Sfetcu or Roger Pondel

310-279-5980

karat@pondel.com

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